Exhibit 99.1

Yahoo! Reports Second Quarter 2010 Results

Owned and Operated Display Advertising Grows 19% Year Over Year

Company Continues Strong Operating Income and Margin Expansion

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 20, 2010--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended June 30, 2010.

Revenue was $1,601 million for the second quarter of 2010, a two percent increase from the second quarter of 2009. Income from operations for the second quarter of 2010 was $175 million, compared to $76 million in the second quarter of 2009. Excluding restructuring charges of $65 million in the second quarter of 2009 and $10 million in the second quarter of 2010, income from operations grew 32 percent in the second quarter.

Net income per diluted share for the second quarter of 2010 was $0.15, compared to $0.10 in the second quarter of 2009.

“We’re pleased that we continued to deliver strong operating income and margin expansion,” said Yahoo! Chief Executive Officer Carol Bartz. “Our search fundamentals are improving and we posted another quarter of healthy display advertising growth.”

Financials at a Glance

Quarterly GAAP Results (in millions, except percentages and per share amounts)
	Q2 2009	Q2 2010	Percent Change
Revenue	$1,573	$1,601	2%
Income from operations	$76	$175	132%
Net income attributable to Yahoo! Inc.	$141	$213	51%
Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.10	$0.15	53%

Business Highlights

  Display advertising on Owned and Operated sites continued to perform well, growing 19 percent in the quarter compared to the second quarter of 2009.
  Operating margin expanded from 4.8 percent in the second quarter of 2009 to 11.0 percent in the second quarter of 2010. Excluding restructuring charges of $65 million in the second quarter of 2009 and $10 million in the second quarter of 2010, operating margin expanded from 8.9 percent to 11.6 percent.
  Yahoo! deepened its integration with Facebook through Yahoo! Pulse – now users can link their Yahoo! and Facebook accounts and view and share updates with friends across both networks.
  Yahoo! launched new Mail and Messenger apps for the Android platform, as well as HTML-5-based Mail and News sites for the iPhone.
  Samsung and Yahoo! extended their strategic global partnership to distribute Yahoo!'s industry-leading services on millions of Samsung mobile devices - including those running Samsung bada and Android platforms.
  Yahoo! acquired Associated Content Inc., extending Yahoo's ability to provide high quality, personally relevant content for the benefit of its users and advertisers.
  Nokia and Yahoo! announced a worldwide strategic alliance, extending the reach of Yahoo!’s industry-leading online services.
  Yahoo! announced that it will bring hit games from social gaming company Zynga to the Yahoo! network.
  Yahoo! acquired Koprol, Indonesia’s popular location-based social network.
  Yahoo! expanded its partnership with Sony to increase the number of countries where Yahoo! TV Widgets are available, enabling Yahoo! to connect millions of additional consumers on their TVs.
  Yahoo! hosted its third annual Hadoop Summit with more than 1,000 developers. Hadoop is an open source technology pioneered by Yahoo! for big data sets and cloud computing, helping companies get value from their data and better manage their businesses.
  Brad Smith, president and CEO of Intuit, and Patti Hart, CEO of International Game Technology (IGT), joined Yahoo!’s Board of Directors.
  Blake Irving joined as Chief Product Officer, bringing to Yahoo! large scale Internet expertise and will lead Yahoo!’s products organization, which is responsible for the vision, strategy, design and development of Yahoo!’s global consumer and advertiser product portfolio.

Search Alliance Costs and Reimbursements

Yahoo!’s results for the three months ended June 30, 2010 reflect $86 million in search operating cost reimbursements from Microsoft under our Search and Advertising Services and Sales Agreement (“Search Agreement”). This amount is equivalent to the search operating costs incurred by Yahoo! related to the Search Agreement in the second quarter. Search operating cost reimbursements are expected to continue until Yahoo! has fully transitioned to Microsoft’s search platform. Yahoo! views search operating cost reimbursements as an indicator of the long-term cost savings associated with full implementation of the Search Agreement. Our business outlook for total expenses reflects these savings as well as planned reinvestments.

Yahoo!’s results for the three months ended June 30, 2010 also reflect transition cost reimbursements from Microsoft under the Search Agreement, which were equivalent to the transition costs of $18 million incurred by Yahoo! related to the Search Agreement in the second quarter. Therefore, the net impact of the transition costs and reimbursements were neutral to total operating expenses in the second quarter, as expected. In the future, quarterly transition cost reimbursements are expected to continue to be roughly equivalent to quarterly transition costs.

Second Quarter 2010 Revenue Results

  Marketing services revenue increased four percent and fees revenue decreased 16 percent, compared to the second quarter of 2009.
  Marketing services revenue increased one percent and fees revenue decreased seven percent, compared to the first quarter of 2010.
  Marketing services revenue from Owned and Operated sites of $881 million increased three percent compared to $858 million for the same period of 2009. This was primarily driven by a 19 percent increase in display advertising revenue, partially offset by an eight percent decline in search advertising revenue.
  Marketing services revenue from Affiliate sites were $557 million, a seven percent increase compared to $520 million for the same period of 2009.

Second Quarter 2010 Cash Flow and Cash Balance

  Cash flow from operating activities was $347 million, a two percent increase compared to $342 million for the same period of 2009.
  Free cash flow was $127 million, a 52 percent decrease compared to $266 million for the same period of 2009.
  Cash, cash equivalents, and investments in marketable debt securities were $3,799 million at June 30, 2010 compared to $4,518 million at December 31, 2009, a decline of $719 million. During the second quarter of 2010, Yahoo! repurchased 32 million shares for $496 million.

Business Outlook

Revenue for the third quarter of 2010 is expected to be in the range of $1,570 million to $1,650 million. Income from operations for the third quarter of 2010 is expected to be in the range of $160 million to $200 million. Total expenses (cost of revenue plus total operating expenses) for the third quarter of 2010 is expected to be in the range of $1,410 million to $1,450 million. Total expenses less traffic acquisition costs (“TAC”) for the third quarter of 2010 is expected to be in the range of $945 million to $965 million. Total expenses less TAC, depreciation and amortization (“D&A”), and stock-based compensation expense (“SBC”) for the third quarter of 2010 is expected to be in the range of $735 million to $745 million.

Conference Call

Yahoo! will host a conference call to discuss second quarter 2010 results at 5 p.m. Eastern Time today. A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations website at http://yhoo.client.shareholder.com/results.cfm. In addition, an archive of the webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 38398529.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): free cash flow, total expenses less TAC, total expenses less TAC, D&A, and SBC, non-GAAP net income, and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Reconciliation of cash flow from operating activities to free cash flow,” “GAAP to Non-GAAP Reconciliations,” and “Business Outlook”.

About Yahoo!

Yahoo! attracts hundreds of millions of users every month through its innovative technology and engaging content and services, making it one of the most trafficked Internet destinations and a world class online media company. Yahoo!'s vision is to be the center of people's online lives by delivering personally relevant, meaningful Internet experiences. Yahoo! is headquartered in Sunnyvale, California. For more information, visit http://pressroom.yahoo.com or the company's blog, Yodel Anecdotal (http://yodel.yahoo.com).

“Owned and Operated sites” refers to Yahoo!’s owned and operated online properties and services.

“Affiliate sites” refers to Yahoo!'s distribution network of third-party entities who have integrated Yahoo!'s advertising offerings into their websites or their other offerings.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (including without limitation the statements and information in the Business Outlook section and the quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!'s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; and transition and implementation risks associated with our search agreement with Microsoft Corporation. All information set forth in this press release and its attachments is as of July 20, 2010. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstance; however, Yahoo! may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which will be filed with the SEC in the third quarter of 2010.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Revenue	$1,572,897	$1,601,379	$3,152,939	$3,198,339

Cost of revenue	712,453	682,722	1,413,190	1,389,104

Gross profit	860,444	918,657	1,739,749	1,809,235

Operating expenses:
Sales and marketing	280,386	331,468	601,498	645,006
Product development	291,398	268,552	597,441	534,629
General and administrative	138,652	125,333	275,649	235,761
Amortization of intangibles	9,253	7,880	18,920	15,982
Restructuring charges, net	65,002	10,052	69,803	14,464
Total operating expenses	784,691	743,285	1,563,311	1,445,842

Income from operations	75,753	175,372	176,438	363,393

Other income, net	72,010	12,588	76,970	98,916

Income before income taxes and earnings in equity interests	147,763	187,960	253,408	462,309

Provision for income taxes	(68,879)	(68,524)	(104,763)	(117,968)
Earnings in equity interests	64,156	96,707	113,090	184,081

Net income	143,040	216,143	261,735	528,422

Less: Net income attributable to noncontrolling interests	(1,653)	(2,822)	(2,790)	(4,910)

Net income attributable to Yahoo! Inc.	$141,387	$213,321	$258,945	$523,512

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.10	$0.15	$0.18	$0.37

Shares used in per share calculation - diluted	1,414,295	1,390,240	1,410,348	1,401,836

Stock-based compensation expense by function:
Cost of revenue	$2,663	$580	$6,242	$1,591
Sales and marketing	35,651	21,540	85,548	35,218
Product development	51,647	26,132	105,925	58,505
General and administrative	22,565	9,345	41,531	23,066
Restructuring expense reversals	(7,600)	-	(7,600)	-

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less traffic acquisition costs (“TAC”), total expenses less TAC, depreciation and amortization (“D&A”), and stock-based compensation expense (“SBC”), non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share-diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share-diluted calculated in accordance with GAAP.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based compensation), less net capital expenditures and dividends received. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses less TAC. TAC consists of payments made to Affiliate sites and payments made to companies that direct consumer and business traffic to the Yahoo! Website. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by our Affiliates, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Total expenses less TAC, D&A, and SBC is defined as total expenses less TAC, D&A, and SBC. We consider this measure to be a useful indicator of our cash operating costs. We exclude TAC from this measure because, as noted above, TAC generally varies based on the revenue we earn from traffic supplied by our Affiliates, and doing so assists investors in understanding the operating cost structure of our business. We exclude D&A because while tangible and intangible assets support our businesses, we believe excluding the related non-cash D&A costs will aid investors in understanding the cash costs associated with operating our business. We exclude SBC due to the variety of equity awards used by companies, the varying methodologies for determining SBC, and the assumptions involved in those determinations, we believe excluding SBC enhances the ability of management and investors to understand the impact of SBC on our operating results. There are limitations associated with the non-GAAP measure of total expenses less TAC, D&A, and SBC. First, it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations (each of which includes TAC). Second, it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Third, it does not include SBC related to the Company’s workforce. Management compensates for the second and third limitations by also relying on the comparable GAAP financial measures of operating expenses and income from operations (each of which includes D&A and SBC).

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. In reporting results for fiscal 2009 and its interim periods, we adjusted non-GAAP net income to exclude stock-based compensation expense and its related tax effects. Beginning in the first quarter of 2010, we no longer exclude stock-based compensation expense and its related tax effects. For comparison purposes, prior period amounts have been revised to conform to the current presentation. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

	Yahoo! Inc.
	Supplemental Financial Data
	(in thousands)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2009	2010	2009	2010
	Revenue for groups of similar services:
	Marketing services:
	Owned and Operated sites	$858,160	$881,051	$1,730,063	$1,755,871
	Affiliate sites	519,690	557,421	1,030,968	1,105,119
	Marketing services	1,377,850	1,438,472	2,761,031	2,860,990
	Fees	195,047	162,907	391,908	337,349
	Total revenue	$1,572,897	$1,601,379	$3,152,939	$3,198,339

	Revenue by segment:
	Americas	$1,186,086	$1,133,216	$2,401,694	$2,288,228
	EMEA (Europe, Middle East, and Africa)	150,244	140,513	296,971	282,338
	Asia Pacific	236,567	327,650	454,274	627,773
	Total revenue	1,572,897	1,601,379	3,152,939	3,198,339
	Direct costs by segment (1):
	Americas	441,318	427,405	891,350	854,056
	EMEA	87,808	80,429	169,174	164,621
	Asia Pacific	122,927	176,765	233,754	342,596
	Global operating costs (2)	469,823	515,789	993,861	1,017,613
	Restructuring charges, net	65,002	10,052	69,803	14,464
	Depreciation and amortization	197,740	157,970	379,313	323,216
	Stock-based compensation expense	112,526	57,597	239,246	118,380
	Income from operations	$75,753	$175,372	$176,438	$363,393

	Traffic acquisition costs ("TAC") by segment:
	Americas	$294,257	$282,072	$587,999	$563,818
	EMEA	55,410	50,054	108,291	103,474
	Asia Pacific	86,884	141,124	164,056	272,488
	Total TAC	$436,551	$473,250	$860,346	$939,780

	Reconciliation of cash flow from operating activities to free cash flow:
	Cash flow from operating activities	$341,794	$346,967	$604,143	$490,564
	Acquisition of property and equipment, net	(94,674)	(190,270)	(165,155)	(302,811)
	Dividends received from equity investees	(26,145)	(60,918)	(26,145)	(60,918)
	Excess tax benefits from stock-based awards	45,059	31,125	67,186	64,014
	Free cash flow	$266,034	$126,904	$480,029	$190,849

(1)

Direct costs for each segment include TAC, other cost of revenue, and other operating expenses that are directly attributable to the segment such as employee compensation expense, local sales and marketing expenses, and facilities expenses.

(2)

Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$141,387	$213,321

(a)	Incremental costs for advisors related to the strategic alternatives and related matters (3)	2,596	-

(b)	Restructuring charges, net	65,002	10,052

(c)	Gain on sale of Gmarket investment	(66,684)	-

(d)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the three months ended June 30, 2009 and 2010, respectively	3,103	(3,491)

Non-GAAP Net income		$145,404	$219,882

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted		$0.10	$0.15

Non-GAAP Net income per share - diluted		$0.10	$0.16

Shares used in non-GAAP per share calculation - diluted		1,414,295	1,390,240

		Six Months Ended
		June 30,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$258,945	$523,512

(a)	Transition cost reimbursements from Microsoft, net (4)	-	(43,300)

(b)	Incremental costs for advisors related to the strategic alternatives and related matters (3)	6,305	-

(c)	Restructuring charges, net	69,803	14,464

(d)	Gain on sale of Zimbra Inc.	-	(66,130)

(e)	Gain on sale of Gmarket investment	(66,684)	-

(f)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (e) above for the six months ended June 30, 2009 and 2010, respectively	146	10,177

Non-GAAP Net income		$268,515	$438,723

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted		$0.18	$0.37

Non-GAAP Net income per share - diluted		$0.19	$0.31

Shares used in non-GAAP per share calculation - diluted		1,410,348	1,401,836

(3)	Includes incremental costs for advisors related to Microsoft's proposals to acquire all or a part of the Company, other strategic alternatives, including the Google agreement, the proxy contest, and related litigation defense.

(4)	Non-GAAP net income excludes reimbursements for prior periods. For the six months ended June 30, 2010, Yahoo! accrued $85 million of reimbursements from Microsoft for transition costs incurred by Yahoo!, partially offset by $42 million of transition costs incurred by Yahoo! in the six months ended June 30, 2010. No adjustment was made for the $121 million of search operating cost reimbursements from Microsoft accrued during the six months ended June 30, 2010, because the underlying costs were incurred in the same period.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of July 20, 2010. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months
Ending
September 30, 2010
(in millions)

Revenue:	$1,570 - 1,650

Income from Operations:	$160 - 200

Total Expenses less TAC:
Total Expenses (GAAP Cost of Revenue + GAAP Total Operating Expenses)	$1,410 - 1,450
Less: Traffic Acquisition Costs ("TAC")	(465 - 485)
Total Expenses less TAC	$945 - 965

Total Expenses less TAC, D&A, and SBC:
Total Expenses (GAAP Cost of Revenue + GAAP Total Operating Expenses)	$1,410 - 1,450
Less: Traffic Acquisition Costs ("TAC")	(465 - 485)
Less: Depreciation and Amortization ("D&A")	(155 - 160)
Less: Stock-Based Compensation Expense ("SBC")	(55 - 60)
Total Expenses less TAC, D&A, and SBC	$735 -745

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$143,040	$216,143	$261,735	$528,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	138,636	125,509	273,502	255,192
Amortization of intangible assets	59,104	32,461	105,811	68,024
Stock-based compensation expense, net	104,926	57,597	231,646	118,380
Non-cash restructuring charges	7,025	72	6,467	72
Tax benefits from stock-based awards	19,241	9,058	16,536	21,922
Excess tax benefits from stock-based awards	(45,059)	(31,125)	(67,186)	(64,014)
Deferred income taxes	18,915	216	24,741	28,903
Earnings in equity interests	(64,156)	(96,707)	(113,090)	(184,081)
Dividends received from equity investees	26,145	60,918	26,145	60,918
Gain from sale of investments, assets, and other, net	(69,102)	(1,560)	(72,243)	(52,581)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	26,727	(28,869)	163,262	60,323
Prepaid expenses and other	2,351	59,853	4,618	(67,267)
Accounts payable	(39,932)	23,993	(69,621)	1,440
Accrued expenses and other liabilities	31,102	(58,562)	(139,378)	(208,589)
Deferred revenue	(17,169)	(22,030)	(48,802)	(76,500)
Net cash provided by operating activities	341,794	346,967	604,143	490,564

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(94,674)	(190,270)	(165,155)	(302,811)
Purchases of marketable debt securities	(932,412)	(685,291)	(2,173,606)	(1,367,688)
Proceeds from sales of marketable debt securities	1,141	418,519	56,159	507,364
Proceeds from maturities of marketable debt securities	394,146	554,269	1,439,837	1,460,172
Proceeds from sales of marketable equity securities	119,987	-	119,987	-
Purchases of intangible assets	(16,386)	(7,153)	(21,751)	(12,617)
Proceeds from the sale of a divested business	-	-	-	100,000
Acquisitions, net of cash acquired	-	(112,361)	-	(112,361)
Other investing activities, net	(86)	(18,846)	(86)	(18,846)
Net cash (used in) provided by investing activities	(528,284)	(41,133)	(744,615)	253,213

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	67,120	70,727	71,052	83,604
Repayments of capital lease obligations	-	(441)	-	(804)
Repurchases of common stock	-	(496,146)	-	(881,317)
Excess tax benefits from stock-based awards	45,059	31,125	67,186	64,014
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(16,279)	(10,653)	(26,618)	(40,739)
Net cash provided by (used in) financing activities	95,900	(405,388)	111,620	(775,242)

Effect of exchange rate changes on cash and cash equivalents	56,167	(47,753)	20,642	(60,640)

Net change in cash and cash equivalents	(34,423)	(147,307)	(8,210)	(92,105)
Cash and cash equivalents, beginning of period	2,318,509	1,330,632	2,292,296	1,275,430

Cash and cash equivalents, end of period	$2,284,086	$1,183,325	$2,284,086	$1,183,325

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	$1,275,430	$1,183,325
Short-term marketable debt securities	2,015,655	1,576,276
Accounts receivable, net	1,003,362	921,636
Prepaid expenses and other current assets	300,325	366,855
Total current assets	4,594,772	4,048,092

Long-term marketable debt securities	1,226,919	1,039,327
Property and equipment, net	1,426,862	1,517,891
Goodwill	3,640,373	3,640,659
Intangible assets, net	355,883	288,282
Other long-term assets	194,933	216,072
Investments in equity interests	3,496,288	3,601,511

Total assets	$14,936,030	$14,351,834

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$136,769	$132,478
Accrued expenses and other current liabilities	1,169,815	960,452
Deferred revenue	411,144	346,829
Total current liabilities	1,717,728	1,439,759

Long-term deferred revenue	122,550	82,113
Capital lease and other long-term liabilities	83,021	140,087
Deferred and other long-term tax liabilities, net	494,095	525,321
Total liabilities	2,417,394	2,187,280

Total Yahoo! Inc. stockholders' equity	12,493,320	12,134,328
Noncontrolling interests	25,316	30,226
Total equity	12,518,636	12,164,554

Total liabilities and equity	$14,936,030	$14,351,834

CONTACTS:
Yahoo! Inc.
Dana Lengkeek, 408-349-1130 (Media Relations)
danal@yahoo-inc.com
Cathy La Rocca, 408-349-5188 (Investor Relations)
cathy@yahoo-inc.com